                                                                    Exhibit 99.2


FOR IMMEDIATE RELEASE                         Date: January 29, 1998


                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                            ANNOUNCES $300 MILLION
                        SENIOR DISCOUNT NOTES OFFERING

DENVER, CO - Qwest Communications International Inc. (NASDAQ: QWST) announced today that it sold and issued $450,505,000 in aggregate principal amount at maturity of its 8.29% Senior Discount Notes due 2008. Gross proceeds from the sale of the notes will total approximately $300 million. Cash interest would not be paid on the notes for 5 years, although Qwest may elect to pay interest after 3 years.

Proceeds of the notes sale will be used primarily for growth of Qwest's core business in the United States including data services deployment and IS infrastructure buildout; expansion of the Qwest asset base; and increased presence in international markets such as Mexico and Europe.

The notes have not been registered under the Securities Act of 1933 and may not be offered or sold absent registration or an applicable exemption from registration requirements.

For further information contact:

          Lee Wolfe, 800/567-7296 (Investor Contact)